EXHIBIT 8.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

December 10, 2013

American Realty Capital Properties, Inc.

405 Park Avenue

New York, New York 10022

Re:	Opinion of Proskauer Rose LLP as to Tax Matters

Ladies and Gentlemen:

We have acted as counsel to American Realty Capital Properties, Inc., a Maryland corporation (the “Company”), with respect to certain tax matters in connection with the reopening issuance and sale by the Company and the purchase by the Underwriters (as defined below) pursuant to the Underwriting Agreement, dated December 5, 2013 (the “Underwriting Agreement”), among the Company, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. as representatives of the several underwriters (the “Underwriters”) up to a maximum of $287,500,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2018 of the Company (the “Notes”) (such amount including $37,500,000 aggregate principal amount of Notes to be issued by the Company pursuant to the exercise by the Underwriters of their option to purchase additional Notes, granted pursuant to Section 2(a) of the Underwriting Agreement). The issuance and sale of the Notes are discussed in the final prospectus, dated March 13, 2013 (the “Base Prospectus”), initially filed as part of a registration statement on Form S-3, Registration No. 333-187240, with the Secturities and Exchange Commission (the “Commission”) on March 14, 2013 pursuant to the Securities Act of 1933, as amended (the “1933 Act”) and the rules and regulations promulgated under the 1933 Act (the “1933 Act Regulations”), as amended through the date hereof, and as supplemented by the final prospectus supplement, dated December 10, 2013, relating to the Notes (the “Prospectus Supplement”). As used herein, the term “Prospectus” shall mean, collectively, the Base Prospectus and the Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) of the 1933 Act Regulations and the term “Registration Statement” shall mean, collectively, the registration statement referred to in the previous sentence including, except as otherwise specified herein, the Prospectus. In connection with the issuance and sale of the Notes, we have been asked to provide an opinion regarding (i) the classification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”);1 (ii) the accuracy and fairness of the discussions in the Prospectus under the captions “Material U.S. Federal Income Tax Considerations” and “Supplemental U.S. federal income tax considerations” and (iii) the treatment of ARC Properties Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) as a partnership for U.S. federal income tax purposes.

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinions. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the Internal Revenue Service (“IRS”) or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

1 Unless otherwise stated, all section references herein are to the Code.

Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, D.C.

American Realty Capital Properties, Inc.

December 10, 2013

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following: (1) the Registration Statement (including exhibits thereto); (2) the Articles of Amendment and Restatement of the Company, as amended through the date hereof; and (3) the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated February 28, 2013, and any amendments thereto through the date hereof. The opinions set forth in this letter also are based on certain written factual representations and covenants made by an officer of the Company, in the Company’s own capacity and in its capacity as the general partner of the Operating Partnership, in a letter to us of even date herewith (the “Officer’s Certificate”) relating to, among other things, those factual matters as are germane to the determination that the Company and the Operating Partnership, and the entities in which they hold direct or indirect interests, have been and will be formed, owned and operated in such a manner that the Company has and will continue to satisfy the requirements for qualification as a REIT under the Code (collectively, the Officer’s Certificate, and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).

In our review, we have assumed, with your consent, that all of the factual representations, covenants and statements set forth in the Transaction Documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company and the Operating Partnership each will be operated in the manner described in the relevant Transaction Documents. We have, consequently, assumed and relied on your representations that the information presented in the Transaction Documents (including, without limitation, the Officer’s Certificate and the exhibits thereto) accurately and completely describe all material facts relevant to our opinion. We have not undertaken any independent inquiry into, or verification of, these facts for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or Transaction Documents in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Transaction Documents may affect our conclusions set forth herein.

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP, counsel for the Company, dated December 10, 2013, that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland.

Based upon, and subject to the foregoing and the discussion below, we are of the opinion that:

(i)	commencing with the Company’s taxable year ended on December 31, 2011, the Company has been organized in conformity with requirements for qualification as a REIT under the Code, and the Company’s actual method of operation through the date hereof has enabled it to meet and, assuming the Company’s election to be treated as a REIT is not either revoked or intentionally terminated, the Company’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

American Realty Capital Properties, Inc.

December 10, 2013

(ii)	the discussions in the Prospectus under the captions “Material U.S. Federal Income Tax Considerations” and “Supplemental U.S. federal income tax considerations” to the extent they constitute matters of law, summaries of legal matters or legal conclusions, are fair and accurate summaries of the U.S. federal income tax considerations that are likely to be material to a holder of the Company’s Notes and to a holder of the Company’s common stock into which the Notes may be converted; and

(iii)	the Operating Partnership has been and will be taxed as a partnership and not an association or publicly traded partnership (within the meaning of Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year.

We express no opinion on any issue relating to the Company, the Operating Partnership or the discussions in the Prospectus under the captions “Material U.S. Federal Income Tax Considerations” and “Supplemental U.S. federal income tax considerations” other than as expressly stated above.

The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Proskauer Rose LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT.

This opinion letter is rendered to you for your use in connection with the Registration Statement and Prospectus and may be relied upon by you and your stockholders.  Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus and to the use of these opinions for filing as Exhibit 8.1 to the Company’s Current Report on Form 8-K filed on the date hereof and the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act, or the 1933 Act Regulations.

Sincerely yours,

/s/ Proskauer Rose LLP